Exhibit 99.1

Ethan Allen Expands Revolving Credit Facility and Comments on Business

DANBURY, Conn.--(BUSINESS WIRE)--October 23, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today announced it has amended its existing three year senior secured revolving credit facility, increasing the line to $60 million by adding a $20 million commitment from Wells Fargo Retail Finance, LLC (“Wells Fargo”) who is now part of the company’s bank group.

The company currently has no plans to use the facility other than for its outstanding letters of credit (currently $12.5 million) primarily for workers compensation insurance purposes. The credit facility is provided by a syndicate led by JP Morgan Chase Bank, N.A. The facility is secured by the Company’s domestic assets other than real estate and related fixed assets.

Farooq Kathwari, Chairman and CEO commented, "While we continue to improve our cash position which increased $19.5 million to $72.5 million during our first fiscal quarter ended September 30, 2009, we are pleased to add Wells Fargo to our bank group and add additional liquidity to the line as anticipated when the facility was established earlier this year.”

Mr. Kathwari continued, “Our delivered net sales for the first fiscal quarter ended September 30, 2009 were $136.2 million compared to $205.8 million for the same quarter last fiscal year. Our first quarter is historically lower than the fourth quarter of the preceding fiscal year and this year was no exception. In addition, we started the quarter with very low backlogs. Our aggressive marketing programs resulted in relatively strong orders at the end of the quarter resulting in a 19% increase in our retail backlog compared to June 30, 2009. Our written sales showed an increase of 12% from the preceding fiscal quarter retail written sales and we reduced the decline from the previous year to 19.5% compared to the decline of 38.5% in January through June of 2009. While we see positive trends, business conditions remain challenging.”

Mr. Kathwari further stated, “During the quarter, we continued our previously discussed consolidation of one of our upholstery plants, realignment of our case goods manufacturing in the Northeast and optimizing our retail logistics operations. We also have made progress in the conversion of our case goods plants to custom. All of these actions impacted financial results in the quarter. Excluding restructuring, accelerated depreciation, related plant transition costs, and tax valuation allowances booked in the quarter, we expect diluted loss per share to be between $0.21 and $0.23. We will provide details of all of our initiatives in the earnings conference call October 29 at 10:00 am.”

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities in the United States, which includes one sawmill, and one manufacturing facility in Mexico, and manufactures approximately sixty-five percent of its products in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2009 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer